Exhibit 10.1

COMMON STOCK PURCHASE AGREEMENT

This COMMON STOCK PURCHASE AGREEMENT(this “Agreement”), dated as of March 13, 2026, is entered into by and between Longevity Health Holdings, Inc., a Delaware corporation (the “Company”), and International Capital Partners LLC, a Florida limited liability company (the “Purchaser”). The Company and the Purchaser are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Purchaser has indicated its interest to the Company in participating in an offering (the “Common Stock Equity Offering”) by the Company of shares of Common Stock (as defined herein); and

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, Common Stock as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning assigned to it in the preamble hereto; it includes the Exhibits and Schedules hereto.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Charter Documents” means, collectively, the certificate of incorporation, articles of incorporation, bylaws, certificate of designations or board resolutions establishing the terms of any security, certificate of formation, operating agreement, limited liability company agreement and similar formation or organizational documents of any entity.

“Closing” has the meaning assigned to it in Section 2.3.

“Closing Date” has the meaning assigned to it in Section 2.3.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock of the Company, $0.0001 par value.

“Common Stock Equity Offering” has the meaning assigned to it in the Recitals hereto.

“Company” has the meaning assigned to it in the preamble hereto.

“Company Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or its Subsidiaries are the owners, the beneficiaries, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by the Company or any of its ERISA Affiliates in respect of any current or former employees, directors, independent contractors, consultants or leased employees of the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has any actual or potential liability.

“Control” (including the terms “control” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Effectiveness Deadline” means (i) with respect to the Registration Statement, the earlier of the (A) thirtieth (30th) calendar day after the Filing Deadline and (B) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Registration Statement will not be reviewed or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business.

“Encumbrance” means any security interest, pledge, mortgage, lien, claim, option, charge, restriction or encumbrance.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, Order, demand or notice by any Person alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, consultants’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence or Release of, or exposure to, any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.

“Environmental Laws” means all applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources (including plant and animal species), or the protection of human health and safety, including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that together with the Company or any of its Subsidiaries is treated as a single employer within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Filing Deadline” means (i) with respect to the Registration Statement, the sixtieth (60th) calendar day after the Closing Date, provided, however, that if the Filing Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Filing Deadline shall be extended to the next Business Day on which the SEC is open for business.

“Fundamental Representations” means (i) with respect to the Company, those representations and warranties of the Company set forth in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2(Authorization; Enforcement; Validity), 3.3 (No Conflicts), 3.4(Consents and Approvals), 3.5 (Capitalization) and 3.6 (Valid Issuance), and (ii) with respect to the Purchaser, those representations and warranties of the Purchaser set forth in Section 4.1 (Organization; Authorization; Enforcement).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization.

“Hazardous Materials” means: (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or asbestos containing material; (c) polychlorinated biphenyls (“PCBs”), or PCB containing materials or fluids; (d) radon; (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (f) any other substance, material, chemical, waste, pollutant, or contaminant that, whether by its nature or its use, or exposure to is subject to regulation or could give rise to liability under any Laws relating to pollution, waste, human health and safety, or the environment.

“Indemnified Party” or “Indemnified Parties” means the Purchaser, its Affiliates, and each of their respective directors, managers, officers, principals, partners, members, equity holders (regardless of whether such interests are held directly or indirectly), trustees, controlling persons, predecessors, successors and assigns, Subsidiaries, employees, agents, advisors, attorneys and representatives.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights and registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions thereto, and any patent applications, continuations, continuations in part and divisional applications and patents issuing therefrom, and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Knowledge” means with respect to the Company, the actual knowledge after due inquiry of the persons set forth on Schedule 1.1(a).

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, guideline, policy, ordinance, regulation, rule, code, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations, financial condition or prospects of the Company or any Subsidiary, individually or taken as a whole to the extent involving amounts in excess of $150,000, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents.

“Material Contracts” means all “material contracts” of the Company within the meaning of Item 601 of Regulation S-K of the SEC.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Order” means any order, writ, judgment, injunction, decree, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final.

“Party” or “Parties” has the meaning assigned to it in the preamble hereto.

“Permits” means all permits, consents, approvals, registrations, licenses, authorizations, qualifications and filings with and under all federal, state, local or foreign Laws and Governmental Authorities.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Piggyback Registration” has the meaning assigned to it in Section 5.4(a).

“Purchase Price” has the meaning assigned to it in Section 2.2.

“Purchaser” has the meaning assigned to it in the preamble hereto.

“Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the Shares, amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping, emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, soil, sediment, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Sanctioned Person” means any Person that is the target of Sanctions, including, (a) any Person listed in any Sanctions related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including, but not limited those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union and enforced by its member states, the United Nations or Her Majesty’s Treasury of the United Kingdom.

“SEC” has the meaning assigned to it in Section 3.7(a).

“SEC Reports” has the meaning assigned to it in Section 3.7(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, or any successor statute.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party to this Agreement.

“Shares” has the meaning assigned to it in Section 2.1.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions for such Person (or, if there are no such voting interests, more than 50% of the equity interests allowing for effective control of the second Person).

“Survival Period” has the meaning assigned to it in Section 7.3.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: any taxes, customs, duties, charges, fees, levies, penalties or other assessments, fees and other governmental charges imposed by any Governmental Authority, including, but not limited to, income, profits, gross receipts, net proceeds, windfall profit, severance, property, personal property (tangible and intangible), production, sales, use, leasing or lease, license, excise, duty, franchise, capital stock, net worth, employment, occupation, payroll, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, occupational, premium, severance, estimated, alternative or add-on minimum, ad valorem, value added, turnover, transfer, stamp or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto.

“Tax Representations” means those representations and warranties of the Company set forth in Section 3.19.

“Tax Returns” means any return, report, statement, information return or other document (including any amendments thereto and any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement and any other documents or exhibits related hereto or contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code, by the United States Department of the Treasury, as such regulations may be amended from time to time. All references herein to specific sections of the regulations shall be deemed also to refer to any corresponding provisions of succeeding regulations, and any reference to temporary regulations shall be deemed also to refer to any corresponding provisions of final regulations.

2.
INVESTMENT TERMS.
2.1.
Sale and Purchase of Shares. Subject to the terms of this Agreement, at the Closing, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees, to purchase from the Company, 689,656 shares of Common Stock (the “Shares”) free and clear of all Encumbrances (except for any restriction on transfer under the Securities Act or applicable “blue sky” laws).
2.2.
Purchase Price. The purchase price for the Common Stock to be purchased by the Purchaser hereby shall be $0.29 per share such that the aggregate purchase price to be paid by the Purchaser shall be $200,000.24 (the “Purchase Price”).
2.3.
Closing. Subject to the terms of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will occur on the day immediately following the date hereof (the “Closing Date”). The Closing shall occur by electronic exchange of documents. The Parties agree that the Closing may occur via delivery of facsimiles or photocopies of the applicable Transaction Documents. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
2.4.
Actions at the Closing. At the Closing, the Purchaser and the Company (as applicable) shall take or cause to be taken the following actions:
2.4.1.
Payment of the Purchase Price. The Purchaser shall pay the Purchase Price in respect of the shares purchased by the Purchaser pursuant to Section 2.1to the Company by wire transfer of immediately available funds to the account specified by the Company to the Purchaser in writing.
2.4.2.
Issuance of Common Stock. The Company shall deliver to the Purchaser evidence of the purchased Shares issued in book-entry form with a notation in the Company’s stock transfer records, containing the restrictive legend set forth in Section 4.6, purchased by the Purchaser pursuant to this Section 2, duly authorized by all requisite corporate action on the part of the Company.

2.4.3.
Purchaser Appointment. The Board shall have appointed Ram Ajjarapu as Chief Executive Officer of the Company and as a director and Chairman of the Board effective as of the Closing Date.
2.4.4.
Good Standing. The Company shall deliver a statement from the Secretary of State of the State of Delaware, dated as of a recent date, to the effect that the Company is in good standing.
2.4.5.
Company Secretary’s Certificate. The Company shall deliver a certificate of the Secretary of the Company, dated the Closing Date, substantially in the form attached to this Agreement as Exhibit A, certifying as to (i) the certificate of incorporation of the Company, (ii) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, and (iii) the incumbent officers authorized to execute the Transaction Documents, setting forth the name and title and bearing the signatures of such officers.
2.4.6.
Legal Opinion. The Purchaser shall have received a written opinion of K&L Gates LLP dated as of the Closing Date, substantially in the form attached to this Agreement as Exhibit B.
2.4.7.
Cross Receipt. The Purchaser and the Company shall deliver a cross receipt, dated the Closing Date, executed by (1) the Company confirming that the Company has received the Purchase Price and (2) the Purchaser confirming that the Purchaser has received the shares of Common Stock as and in the manner contemplated by clause (b) above.
2.4.8.
Form W-9 or W-8. The Purchaser shall deliver a validly completed and executed Internal Revenue Service Form W-9 or applicable form W-8.
2.4.9.
Additional Documents. The Company shall have delivered such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request.
2.5.
Transfer Taxes. All of the Common Stock issued to the Purchaser pursuant to this Agreement will be delivered with any and all issue, stamp, transfer or similar Taxes or duties payable in connection with such delivery duly paid by the Company.
3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as disclosed in the SEC Reports and the disclosure schedules hereto, the Company hereby represents and warrants to the Purchaser as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date), on behalf of itself and not any other Party, as follows:
3.1.
Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries has been duly organized and is validly existing and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.
3.2.
Authorization; Enforcement; Validity. The Company has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, including the issuance to the Purchaser of the Common Stock pursuant to Section 2.1 of this Agreement. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite action on the part of the Company, and no other action on the part of the Company or any of its Subsidiaries is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
3.3.
No Conflicts. Assuming that all consents, approvals, authorizations and other actions described in Section 3.4have been obtained, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) violate, conflict with or result in the breach of the Charter Documents of the Company or any of its Subsidiaries; (b) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries, or any of its or their respective assets or properties; or (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any of its Subsidiaries is a party or to which any of their respective assets or properties are subject, or result in the creation of any Encumbrance on any of their respective assets or properties, except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4.
Consents and Approvals. The execution, delivery and performance by the Company of this Agreement do not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries or by which any of its or their assets or properties may be bound, any contract or agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, except for any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to the Company or any of its Subsidiaries that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.5.
Capitalization.
3.5.1.
As of the date of this Agreement, and immediately prior to the issuance and sale of the Common Stock, the capitalization of the Company and each of its Subsidiaries is set forth in Schedule 3.5(a).
3.5.2.
Except as set forth in Schedule 3.5(b), there are no outstanding options, warrants, “phantom” stock rights, claims, calls, puts, convertible or exchangeable securities, or other contracts or rights of any nature obligating the Company or any of its Subsidiaries to issue, return, redeem, repurchase, transfer, deliver or sell equity interests or other securities or ownership interests in the Company or any of its Subsidiaries, and no Person is entitled to any preemptive or similar right with respect to the issuance of securities or other equity interests in the Company or any of its Subsidiaries.
3.5.3.
Except as set forth in Schedule 3.5(c), (x) to the Knowledge of the Company, there are no voting agreements, voting trusts, shareholder agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Company or any of its Subsidiaries or that restrict or grant any right, preference or privilege with respect to the transfer of such equity interests, and (y) there are no contracts to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on the equity interests of the Company or any of its Subsidiaries.
3.5.4.
Except as set forth in Schedule 3.5(d), the Company has no authorized or outstanding class of equity securities ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or pari passu with the Common Stock.
3.6.
Valid Issuance.
3.6.1.
Upon payment of the Purchase Price and the occurrence of the Closing, the Purchaser will be the owner, of record and beneficially, of 689,655 duly and validly issued, fully paid, and non-assessable shares of Common Stock issued pursuant hereto. The Purchaser shall have good and valid title to such shares of Common Stock, free and clear of any Encumbrances (except for any restriction on transfer under the Securities Act or applicable “blue sky” laws).
3.6.2.
Assuming the accuracy of the Purchaser’s representations and warranties set forth herein, the offer, sale and issuance of such Common Stock as contemplated hereby are exempt from the registration and qualification requirements of the Securities Act and will be issued in compliance with all applicable federal and state securities and blue sky laws. Neither the Company nor any Person acting on behalf of the Company has taken any action that would cause the loss of such exemption.
3.7.
SEC Reports; Financial Statements.
3.7.1.
The Company has filed or furnished with the U.S. Securities and Exchange Commission (“SEC”) all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the “SEC Reports”) required to be filed or furnished by the Company under the Exchange Act or the Securities Act during the three years preceding the date hereof. As of its date of filing or furnishing, each SEC Report complied in all material respects with the requirements of the Exchange Act or the Securities Act, and none of such SEC Reports (including any audited or unaudited financial statements and any notes thereto or schedules included therein) contained when filed or furnished (except to the extent revised or superseded by a subsequent filing with the SEC that is publicly available prior to the date hereof) any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
3.7.2.
Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports (i) complied as to form required by published rules and regulations of the SEC related thereto as of its date of filing with the SEC, (ii) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or otherwise permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iv) presents fairly in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes (none of which are material).

3.8.
Undisclosed Liabilities. Except for liabilities included or reserved for in the Company’s unaudited consolidated balance sheet as of December 31, 2025 or disclosed in the related notes thereto, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred liabilities, including contingent liabilities, or any other obligations of a nature required to be disclosed on a consolidated balance sheet or in the notes thereto, except liabilities that are not material and were incurred in the ordinary course of business subsequent to the date of its 2025 financial statements.
3.9.
Contracts. Neither the Company nor any of its Subsidiaries is, or to the Knowledge of the Company, is alleged to be (nor, to the Company’s Knowledge, is any other party to any Material Contract) in material default under, or in material breach or material violation of, any Material Contract, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default by the Company or any other party under any Material Contract. Other than Material Contracts which have terminated or expired in accordance with their terms, each of the Material Contracts is in full force and effect and is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, the other parties thereto enforceable against the Company and, to the Knowledge of the Company, such other parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law)).
3.10.
Affiliate Transactions. Except as set forth on Schedule 3.10 hereto, there are no transactions between the Company, on the one hand, and any (A) officer or director of the Company or any of its Subsidiaries, (B) to the Knowledge of the Company, record or beneficial owner of five (5) percent or more of the voting securities of the Company or (C) Affiliate or family member of any such officer or director or, to the Knowledge of the Company, record or beneficial owner, on the other hand, except employee benefit plans, executive compensation or director compensation, employment agreements, consulting agreements, indemnification agreements and similar transactions. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any of the persons set forth in the foregoing clause (A) or, to the Knowledge of the Company, clauses (B) through (C).
3.11.
Title. The Company and each of its Subsidiaries has good and marketable title to their respective owned properties and assets, and good leasehold title to their respective leasehold estates in leased properties and assets, in each case, subject to no Encumbrances, other than Encumbrances that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
3.12.
Compliance with Law; Permits.
3.12.1.
Neither the Company nor any of its Subsidiaries (i) is in material violation or default of the Charter Documents of the Company or any of its Subsidiaries, (ii) is in violation or default of any Order or any Law, except for such violations and defaults that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (iii) has received, since January 1, 2023, any written notice of, and to the Knowledge of the Company, no investigation or review is in process or threatened by any Governmental Authority with respect to, any material violation or alleged violation of any Order or Law.
3.12.2.
Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as they are presently being conducted, (ii) all Permits are in full force and effect, (iii) the Company and its Subsidiaries are in compliance with the terms of the Permits, (iv) there are no pending or, to the Knowledge of the Company, threatened, modifications, amendments, cancellations, suspensions, limitations, nonrenewals or revocations of any Permit, and (v) there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a modification, amendment, cancellation, suspension, limitation, nonrenewal or revocation thereof.
3.13.
Litigation. No action, suit, claim, demand, hearing, investigation or other proceeding is pending against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, member, shareholder or employee of any such Person, and none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, member, shareholder or employee of any such Person, is subject to any outstanding injunction, judgment, order, decree, ruling or charge or, to the Knowledge of the Company, is threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator which, in all cases, are required to be described in the SEC Reports but are not described as required in the SEC Reports, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.14.
Intellectual Property. The Company and its Subsidiaries own or have obtained valid and enforceable licenses for, or other legal and valid rights to use, the Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received from any third party a claim in writing that the Company or any of its Subsidiaries is infringing in any material respect the Intellectual Property rights of any third party.
3.15.
Insurance. All premiums with respect to the policies for insurance maintained for or on behalf of the Company or any of its Subsidiaries have been paid to the extent due and payable. No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.
3.16.
Environmental Matters. Since January 1, 2023, the Company and its Subsidiaries have been in compliance in all material respects with all Environmental Laws. To the Knowledge of the Company, there are no locations or premises where Hazardous Materials have been Released such that (A) the Company or any of its Subsidiaries would reasonably be expected to be obligated to remove, remediate or otherwise respond to pursuant to any Environmental Laws or (B) would reasonably be expected to result in a liability of the Company or any of its Subsidiaries to any Person under any Environmental Laws. There are no Environmental Claims pending, or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries, and there no actions, activities, circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably likely to form the basis of any such Environmental Claim.
3.17.
Company Benefit Plans.
3.17.1.
Neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored, contributed to, or had an obligation to maintain, sponsor or contribute to, or has any liability under or with respect to (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iv) a “multiple employer plan” (within the meaning of Section 413 of the Code), (v) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (vi) an organization or trust described in Sections 501(c)(17) or 501(c)(20) of the Code or (vii) a “welfare benefits fund” described in Section 419(e) of the Code. No current or former employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries is or may become entitled under any Company Benefit Plan to receive health, life insurance or other welfare benefits (whether or not insured), beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code or other applicable law.
3.17.2.
Each Company Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.
3.17.3.
Except as would not be reasonably likely to result in a Material Adverse Effect, there are no actions, suits, audits or investigations by any Governmental Authority or other claims (except for routine claims for benefits) pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan.
3.17.4.
Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (whether alone or upon the occurrence of any additional or further acts or events) (i) result in any payment becoming due to any current or former employee, officer, director or independent contractor of the Company or any Subsidiary thereof or satisfy any prerequisite (whether exclusive or non-exclusive) to any payment or benefit to any current or former employee, director or independent contractor of the Company or any Subsidiary thereof, (ii) increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Benefit Plan, or (iv) result in the forgiveness of any indebtedness of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary thereof.
3.18.
Labor.
3.18.1.
Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement.
3.18.2.
There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, except in each case as would not have a Material Adverse Effect.
3.19.
Tax Matters. Except as set forth in Schedule 3.19:
3.19.1.
As of the date of this Agreement, the Company and its Subsidiaries (i) have timely filed all Tax Returns required to be filed (after giving effect to any extensions that have been requested by and granted to such party by the applicable Governmental Authority) and (ii) have paid or caused to be paid on their behalf all Taxes due and owing, other than those that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, except, in each case, where the failure to so file or pay would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Tax Returns are true, correct and complete in all material respects. There are no past, current, pending or, to the Knowledge of the Company, threatened audits, claims, or proceedings by any Governmental Authority relating to Taxes of the Company and its Subsidiaries. The Company and its Subsidiaries have not waived any statutes of limitation or agreed to any extension of time with respect to any Tax assessment or deficiency. The Company and its Subsidiaries have not received written notice from any Governmental Authority in a jurisdiction where they do not file Tax Returns claiming that they are subject to Tax in that jurisdiction.
3.19.2.
The Company and its Subsidiaries have not engaged in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).
3.19.3.
The Company and its Subsidiaries (A) have not entered into any agreement with any Governmental Authority that would impact the amount of Taxes due by them, (B) has never been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any other Person (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or (2) as a transferee or successor, by Contract, or otherwise, or (C) is not a party to, or has any liability under, any Tax sharing, Tax allocation, Tax indemnity, or similar agreement or arrangement.
3.20.
Investment Company Act. The Company is not and, after giving effect to the transactions contemplated by this Agreement will not be, an “investment company” as that term is defined in, nor is the Company otherwise subject to registration or regulation under, the Investment Company Act of 1940.
3.21.
OFAC and Related Matters. None of the transactions contemplated hereby will violate (i) any Sanctions, or (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001). The Company is in compliance with Sanctions in all material respects. There are no pending or threatened claims or legal actions, or investigations by any Governmental Authority, of or against the Company, nor are there any judgments imposed (or threatened to be imposed) upon the Company by or before any Governmental Authority, in each case, in connection with any alleged violation of Sanctions. Neither the Purchase Price nor any other proceeds received by the Company hereunder will be used in any dealings or transactions with any Sanctioned Person or in any manner that will result in a violation of Sanctions. The Company has not violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010.
3.22.
Broker; Fees. Neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Purchaser is liable.
4.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Company as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date), as follows:
4.1.
Organization; Authorization; Enforcement. The Purchaser has been duly organized and is validly existing and, except as would not reasonably be expected to have a material adverse effect on the authority or ability of the Purchaser to perform its obligations under any of the Transaction Documents, is in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own its properties and conduct its business as currently conducted. The Purchaser has all necessary limited liability company or equivalent power and authority to enter into this Agreement and to carry out, or cause to be carried out, its obligations hereunder in accordance with the terms hereof. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated by this Agreement. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
4.2.
Purchaser Representations.
4.2.1.
The Purchaser is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an accredited investor as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act, (C) a non‑U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above.
4.2.2.
Any securities of the Company acquired by the Purchaser under this Agreement will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.
4.2.3.
The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Company or any of its affiliates or any of their respective control persons, officers, directors, employees, partners, agents or representatives other than the statements, representations and warranties of the Company expressly contained in Section 3 of this Agreement, in making its investment or decision to purchase the shares of Common Stock hereunder.

4.3.
Sufficient Funds. The Purchaser has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully fund the Purchase Price at the Closing.
4.4.
Reliance on Exemptions. The Purchaser understands that the shares of Common Stock are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Common Stock offered hereunder.
4.5.
Restricted Securities. The Purchaser understands that the shares of Common Stock offered hereunder have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act. The Purchaser understands that such shares of Common Stock are characterized as “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the shares of Common Stock indefinitely unless such shares are subsequently registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.
4.6.
Restrictive Legend. The Purchaser understands that certificates evidencing the Shares may bear the following or substantially similar legends, reflecting the restricted nature of the Shares to which the Purchaser has agreed in this Agreement:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS (I) SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, (II) SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR 144A OF SAID ACT, OR (III) AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT IS PROVIDED TO THE COMPANY. THE SECURITIES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

4.7.
General Solicitation. The Purchaser is not purchasing the shares of Common Stock as a result of any advertisement, article, notice or other communication regarding the Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of the Purchaser, any other general solicitation or general advertisement.
4.8.
Access to Information. The Purchaser acknowledges that it has had the opportunity to review the Transaction Documents and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the shares of Common Stock and the merits and risks of investing in the shares of Common Stock; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable the Purchaser to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.
4.9.
Broker; Fees. The Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries is liable.
4.10.
Confidentiality. The Purchaser has not disclosed the fact that the Parties contemplated the transactions contemplated by this Agreement nor any of the terms of this Agreement to anyone other than the Purchaser’s attorneys, advisors and consultants who had a need to know and who have assisted the Purchaser in connection with the transactions contemplated by this Agreement.
5.
ADDITIONAL COVENANTS.
5.1.
Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
5.2.
Use of Proceeds. The Company shall use the proceeds from the transactions contemplated hereby for general corporate purposes.
5.3.
Registration Rights. The Company shall prepare and, as soon as practicable, but in no event later than the Filing Deadline, file with the SEC the Registration Statement on such applicable form covering the resale of all of the Shares. The Company shall use its best efforts to have such Registration Statement declared effective by the SEC as soon as practicable, but in no event later than the applicable Effectiveness Deadline for such Registration Statement.

5.4.
Expenses. Each Party shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.
5.5.
Public Announcements. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint prior written consent and approval of the Company and the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), unless such release or announcement is required by law or the rules of any securities exchange on which securities of the Company are traded (including, for the avoidance of doubt, any Current Report on Form 8-K required to be filed by the Company with the SEC describing this Agreement or the transactions contemplated herein).
6.
INDEMNIFICATION. The Company agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any and all claims, damages, losses, liabilities, actions, suits, proceedings and expenses (including, without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of this Agreement (including as a result of any breach or inaccuracy of any representation, warranty or covenant of the Company herein), or any claim, litigation, investigation, inquiry or proceeding relating to the foregoing, and the Company shall reimburse each Indemnified Party upon demand for reasonable and documented fees and expenses of counsel (which, so long as there are no conflicts among such Indemnified Parties, shall be limited to one law firm serving as counsel for the Indemnified Parties) and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to the foregoing, except to the extent such claim, damage, loss, liability, or expense results from such Indemnified Party’s bad faith, actual fraud, gross negligence, or willful misconduct. No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, for or in connection with the transactions contemplated hereby, except to the extent such liability results from such Indemnified Party’s bad faith, actual fraud, gross negligence or willful misconduct. In no event, however, shall the Company or any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages. Without the prior written consent of the Indemnified Parties, the Company agrees that it will not enter into any settlement of any lawsuit, claim or other proceeding arising out of this Agreement or the transactions contemplated hereby, unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of any information made available to the Indemnified Parties by the Company or representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons. No Indemnified Party shall settle any lawsuit, claim, or other proceeding arising out of this Agreement or the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party shall be entitled to no indemnification by the Company for any claim, damage, loss, liability, or expense incurred by or asserted or awarded against such Indemnified Party for (x) any violation of Law by such Indemnified Party, or (y) to the extent that a claim, damage, loss, liability or expense is directly attributable to the Purchaser’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement as determined by a court of competent jurisdiction in a final unappealable judgment relating thereto.
7.
MISCELLANEOUS.
7.1.
Payments. All payments made by or on behalf of the Company or any of their Affiliates to the Purchaser or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind.
7.2.
Arm’s Length Transaction. The Company acknowledges and agrees that (i) the Common Stock Equity Offering and any other transactions described in this Agreement are an arm’s-length commercial transaction between the Parties and (ii) the Purchaser has not assumed nor will it assume an advisory or fiduciary responsibility in the Company’s favor with respect to any of the transactions contemplated by this Agreement or the process leading thereto, and the Purchaser has no obligation to the Company with respect to the transactions contemplated by this Agreement except those obligations expressly set forth in this Agreement or the Transaction Documents to which it is a party.
7.3.
Survival. Subject to any applicable statute of limitations, the representations and warranties contained herein shall survive the Closing and the delivery of the Shares.
7.4.
No Waiver of Rights. All waivers hereunder must be made in writing, and the failure of any Party at any time to require another Party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision.
7.5.
Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by email or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for any Party as shall be specified by such Party in a notice given in accordance with this Section 7.5).
7.5.1.
If to the Company, to:

Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Attention: Bryan Cassaday, Chief Financial Officer

bcassaday@healthxage.com

With a copy (which shall not constitute notice to the Company) to:

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attention: Michael A. Hedge

michael.hedge@klgates.com

7.5.2.
If to the Purchaser, to:

International Capital Partners LLC

169 Ramapo Vally Rd,

Suite LL-101

Oakland NJ 07936

Attention: Ram Ajjarapu

ram@intlcap.net

With a copy (which shall not constitute notice to the Purchaser) to:

Lucosky Brookman LLP

101 Wood Avenue South

Fifth Floor
Woodbridge, NJ 08830

Attention: Seth Brookman

sbrookman@lucbro.com

Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

7.6.
Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
7.7.
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
7.8.
Entire Agreement. This Agreement and the agreements and documents referenced herein constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.
7.9.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth below, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and the Company shall have the right to enforce the voiding of such transfer.
7.10.
No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and, except as expressly set forth in Section 6, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

7.11.
Amendment. This Agreement may not be altered, amended, or modified except by a written instrument executed by or on behalf of the Company and the Purchaser.
7.12.
Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
7.13.
Consent to Jurisdiction. Each of the Parties (a) irrevocably and unconditionally agrees that any actions, suits or proceedings, at law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be heard and determined by the federal or state courts located in the State of Delaware; (b) irrevocably submits to the jurisdiction of such courts in any such action, suit or proceeding; (c) consents that any such action, suit or proceeding may be brought in such courts and waives any objection that such Party may now or hereafter have to the venue or jurisdiction of such courts or that such action or proceeding was brought in an inconvenient forum; and (d) agrees that service of process in any such action, suit or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 7.5to such Party at its address as provided in Section 7.5 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law).
7.14.
Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.
7.15.
Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
7.16.
Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by electronic mail shall be deemed to be their original signatures for all purposes.
7.17.
Specific Performance. Each Party acknowledges that, in view of the uniqueness of the securities referenced herein and the transactions contemplated by this Agreement, the other Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of proving the inadequacy of monetary damages as a remedy.
7.18.
Waiver of Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, in no event shall any Party or its Affiliates, or their respective managers, members, shareholders or representatives, be liable hereunder at any time for punitive, incidental, consequential special or indirect damages, including loss of future profits, revenue or income, or loss of business reputation of any other Party or any of its Affiliates, whether in contract, tort (including negligence), strict liability or otherwise, and each Party hereby expressly releases each other Party, its Affiliates, and their respective managers, members, shareholders, partners, consultants, representatives, successors and assigns therefrom.
7.19.
Rules of Construction. The Parties and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the Parties, but rather in accordance with the fair meaning thereof. All definitions set forth in this Agreement are deemed applicable whether the words defined are used in this Agreement in the singular or in the plural, and correlative forms of defined terms have corresponding meanings. The term “including” is not limiting and means “including without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, annex and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

LONGEVITY HEALTH HOLDINGS, INC.

By:	/s/ Rajiv Shukla
Name: Rajiv Shukla
Title: Chairman and Chief Executive Officer

PURCHASER
International Capital Partners LLC

By:	/s/ Ram Ajjarapu
Name: Ram Ajjarapu
Title: Authorized Signatory

Exhibit A

COMPANY SECRETARY’S CERTIFICATE

[see attached]

Exhibit B

COMPANY COUNSEL OPINION

[see attached]